UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 2, 2006
AMIS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-50397	51-0309588
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

2300 BUCKSKIN ROAD, POCATELLO, IDAHO		83201
(Address of Principal Executive Offices)		(Zip Code)
(208) 233-4690
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On November 2, 2006, management determined that the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2005 and in our quarterly reports on Form 10-Q for the periods ended April 1, 2006 and July 1, 2006 should no longer be relied upon due to errors therein.
     In connection with the September 2006 preparation and filing of our federal tax return for the year ended December 31, 2005, we discovered that we had provided incorrect amounts of income tax expense in our financial statements for the three- and twelve-month periods ended December 31, 2005 and the three-month periods ended April 1, 2006 and July 1, 2006 due to a misapplication of federal tax rules applicable to transactions between us and our foreign subsidiaries. As previously announced, we intend to restate these financial statements.
     The effect of the restatement of 2005 is to increase net income by approximately $1.1 million and increase earnings per share by $0.02. The restatement of the three-month period ended April 1, 2006 will increase net income by approximately $0.1 million and diluted earnings per share by $0.01. The restatement of the three-month period ended July 1, 2006 will increase net income by approximately $0.1 million, with no impact on diluted earnings per share. The restatements do not affect the income reported for the three and nine months ended October 1, 2005. The restatements have no impact on previously reported net cash flow from operations.
     Management and the Audit Committee discussed the matters disclosed in this filing with Ernst & Young, our independent registered public accounting firm.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMIS HOLDINGS, INC.
Date: November 8, 2006	By:	/s/ David Henry
		Name:	David Henry
		Title:	Senior Vice President and Chief Financial Officer